Exhibit 99.1

Minovia Therapeutics Ltd. and Launch One Acquisition Corp. Announce Proposed Business Combination to Create Nasdaq-Listed Mitochondrial Therapy Company in $1 Trillion+ Mitochondrial and Longevity Markets

Minovia’s mitochondrial augmentation technology (MAT) targets multi-organ clinical benefits; lead program MNV-201 has both FDA Fast Track Designation and Rare Pediatric Disease designation and is preparing for its first pivotal clinical trial

HAIFA, ISRAEL, and GEORGE TOWN, CAYMAN ISLANDS – June 25, 2025 – Minovia Therapeutics Ltd. (“Minovia” or the “Company”), a clinical-stage biotechnology company developing what it believes to be first-in-class therapies to treat mitochondrial diseases and combat age-related decline, and Launch One Acquisition Corp. (Nasdaq: LPAA, “Launch One”), a special purpose acquisition company focused on healthcare innovation, announce entering into a definitive business combination agreement (the “Business Combination Agreement”).

Transaction highlights:

●	The proposed business combination (the "Business Combination") will create a publicly traded, clinical-stage biotechnology company focused on developing and commercializing Mitochondrial Augmentation Technology (MAT) – a proprietary platform designed to address a broad spectrum of diseases driven by mitochondrial dysfunction, from rare pediatric disorders to common adult conditions.

●	Upon closing of the transaction, the combined entity will operate under the name Mito US One Ltd. and is expected to be listed on Nasdaq.

●	The transaction is expected to provide Minovia with additional capital to facilitate accelerating its growth and development pipeline. This includes potentially reaching clinical and regulatory milestones, technology transfer, and the eventual commercial launch of the Company’s longevity-focused offerings from its MAT platform.

●	The transaction is expected to close in the fourth quarter of 2025, subject to customary closing conditions and shareholder approvals.

●	Launch One’s trust account currently holds approximately $239.7 million in cash, a portion of which may be available to the combined company following the transaction, depending on the extent of redemptions by public shareholders.

Natalie Yivgi-Ohana, Ph.D., Minovia Co-Founder and CEO commented, “Minovia is pioneering a new category of mitochondrial therapy that targets the root cause of disease and aging — mitochondrial failure. Our research has already demonstrated durable safety and life-changing impact in patients, including children with genetic mitochondrial disease and older adults with hematologic and kidney dysfunction. Supported by clinical data, FDA Fast Track Designation, and a clear path to pivotal trial, we believe our MAT platform is uniquely positioned to drive value across both rare disease and the fast-growing longevity market.”

Unlocking a New Category in Regenerative and Longevity Medicine

Mitochondria are the tiny powerplants inside human cells, generating the energy needed for everything from muscle movement and kidney function to immune defense and brain activity. When mitochondria break down, energy production collapses — contributing to a wide range of diseases, including neurodegenerative, metabolic, and kidney disease, as well as muscle weakness, anemia, and immune system decline. Minovia’s MAT platform is designed to enrich diseased cells with healthy and functional mitochondria, effectively recharging the body’s cellular batteries and restoring the energy essential for healing, resilience, and long-term health. This approach is backed by a deep patent portfolio, scalable manufacturing, a decade of research and development, and supported by clinical data.

To date, Minovia has treated 23 patients for a combination of Pearson Syndrome, low-risk Myelodysplastic Syndrome (MDS), and neurological conditions such as Kearns-Sayre and Leigh syndromes. Patients have experienced significant outcomes — including increased body weight and growth, restored mobility, kidney function, and hematologic stability. The treatment demonstrated to be safe with no drug-product related adverse response. The Company believes these results differentiate Minovia from others in the field and support its regulatory strategy across multiple indications.

Minovia’s lead product, MNV-201, supported by FDA Fast Track and Rare Pediatric Designations, is being developed under a Phase 2 trial for Pearson Syndrome, an ultra-rare pediatric disorder. In parallel, Minovia is also conducting a Phase 1b study of MNV-201 in low-risk MDS, a chronic blood disorder linked to aging and has launched compassionate use programs in neurological mitochondrial conditions. Across its pipeline, MAT has shown a preliminary consistent safety profile, multi-system benefit, and biomarker-driven evidence of mitochondrial restoration — supporting both accelerated regulatory pathways and broad clinical potential.

Looking ahead, Minovia believes it is poised to become a leader in the $1+ trillion longevity and regenerative medicine market with the first clinical-stage mitochondrial cell therapy for aging-related dysfunction. Minovia plans to launch MAT-based offerings through global longevity clinic partnerships beginning in 2026. Minovia believes that the accumulated clinical data, as well as preclinical data showing that MAT reverses biological aging markers and improves cognition and mobility in aged mice, lay the foundation for a scalable mitochondrial regenerative medicine franchise.

Chris Ehrlich, Launch One Acquisition Corp. CEO, added, “Minovia provides a clinical-stage platform with the potential to lead an entirely new category of cell therapy. FDA Fast Track designation, patient responses across multiple diseases, and a robust pipeline positions Minovia as a first mover in advanced mitochondrial medicine. The company is advancing toward pivotal trials and we expect it will be bringing U.S.-based GMP manufacturing online by the end of 2025, allowing it to scale both its rare disease and longevity programs globally.”

Transaction Overview and Next Steps

The Business Combination Agreement assigns Minovia a pre-money equity valuation of $180 million, which will be increased by additional proceeds into Minovia expected from a bridge financing of at least $5 million to be completed within 30 days of signing, payable to Minovia equity holders in newly issued shares of the combined company, and with the Minovia equity holders being eligible to potentially receive additional shares worth $57.5 million in the aggregate as an earnout after the closing of the Business Combination. In addition, the parties are currently anticipating at least $18 million in PIPE investments at closing of the Business Combination, in addition to remaining cash held in Launch One’s trust account after shareholder redemptions. The net proceeds will fund Minovia’s clinical milestones, regulatory approvals, and the commercial launch of longevity-focused offerings.

The boards of directors of both Minovia and Launch One have unanimously approved the transaction, which is expected to close in the fourth quarter of 2025, subject to customary closing conditions and shareholder approvals.

Additional information about the transaction will be provided in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. In addition, Launch One and Minovia intend to file relevant materials with the SEC, including a registration statement on Form F-4 (the ”Registration Statement“), which will include a proxy statement/prospectus of Launch One. This communication is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document that Launch One and/or Minovia have filed or may file with the SEC in connection with the Business Combination.

Advisors and Legal Counsel

Locus Walk is serving as lead placement agent on the transaction. Bevilacqua PLLC is acting as U.S. legal counsel to Minovia. Ellenoff Grossman & Schole LLP is U.S. legal counsel to Launch One.

About Minovia Therapeutics Ltd.

Minovia, chaired by John Cox, is a company working on treatments to augment defective mitochondria with new healthy mitochondria, helping people with mitochondrial diseases and fighting aging. Its lead product, MNV-201, is already being tested in clinical trials for Pearson Syndrome and Myelodysplastic Syndrome. Minovia is also developing ways to potentially help people live longer, healthier lives. Based in Haifa, Israel, with a factory for its therapy, Minovia is expanding to the U.S. For more information, visit www.minoviatx.com.

About Launch One Acquisition Corp.

Launch One Acquisition Corp. is a company set up to merge with and take public an exciting business in healthcare or technology. Listed on Nasdaq under the ticker LPAA, Launch One is led by experienced leaders who want to support game-changing solutions. For more information, contact Jurgen van de Vyver at jurgen@launchpad.vc.

Participants In the Solicitation

Launch One, Minovia, and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from Launch One’s stockholders with respect to the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of Launch One’s directors and officers in Launch One’s filings with the SEC, including, when filed with the SEC, the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, amendments and supplements thereto, and other documents filed with the SEC. Such information with respect to Minovia’s directors and executive officers will also be included in the proxy statement/prospectus. You may obtain free copies of these documents as described below under the heading "Additional Information and Where to Find It."

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Launch One or Minovia, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes certain statements that may be considered forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements about future events or Launch One’s or Minovia’s future financial or operating performance. For example, statements regarding the development and therapeutic benefits of MAT, the Business Combination and the anticipated timing of the completion of the Business Combination are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology.

These forward-looking statements regarding future events and the future results of Launch One and Minovia are based on current expectations, estimates, forecasts, and projections about the development of MAT, the industry in which Minovia operates, as well as the beliefs and assumptions of Launch One’s management and Minovia’s management. These forward-looking statements are only predictions and are subject to, without limitation, (i) known and unknown risks, including the risks and uncertainties indicated from time to time in the final prospectus of Launch One relating to its initial public offering filed with the SEC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Launch One; (ii) uncertainties; (iii) assumptions; and (v) other factors beyond Launch One’s or Minovia’s control that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. They are neither statements of historical fact nor promises or guarantees of future performance. Therefore, Minovia’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements and Launch One and Minovia therefore caution against relying on any of these forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Launch One and its management and Minovia and its management, as the case may be, are inherently uncertain and are inherently subject to risks, variability and contingencies, many of which are beyond Launch One’s or Minovia’s control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and any subsequent definitive agreements with respect to the Business Combination; (ii) the outcome of any legal proceedings that may be instituted against Launch One, Minovia, or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (iii) the inability to complete the Business Combination due to the failure to obtain consents and approvals of the shareholders of Launch One and Minovia, to obtain financing to complete the Business Combination or to satisfy other conditions to closing, or delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement; (iv) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (v) projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, and the estimated implied enterprise value of Minovia; (vi) Minovia’s ability to scale and grow its business, and the advantages and expected growth of Minovia; (vii) Minovia’s ability to source and retain talent, and the cash position of Minovia following closing of the Business Combination; (viii) the ability to meet stock exchange listing standards in connection with, and following, the consummation of the Business Combination; (ix) the risk that the Business Combination disrupts current plans and operations of Minovia as a result of the announcement and consummation of the Business Combination; (x) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Minovia to grow and manage growth profitably, maintain key relationships and retain its management and key employees; (xi) costs related to the Business Combination; (xii) changes in applicable laws, regulations, political and economic developments; (xiii) the possibility that Minovia may be adversely affected by other economic, business and/or competitive factors; (xiv) Minovia’s estimates of expenses and profitability; (xv) the failure to realize estimated shareholder redemptions, purchase price and other adjustments; and (xvi) other risks and uncertainties set forth in the filings by Launch One and Minovia with the SEC. There may be additional risks that neither Launch One nor Minovia presently know or that Launch One and Minovia currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Any forward-looking statements made by or on behalf of Launch One or Minovia speak only as of the date they are made. Neither Launch One nor Minovia undertakes any obligation to update any forward-looking statements to reflect any changes in their respective expectations with regard thereto or any changes in events, conditions or circumstances on which any such statements are based.

Additional Information and Where to Find It

In connection with the Business Combination, Launch One and/or Minovia intend to file relevant materials with the SEC, including the Registration Statement, which will include a proxy statement/prospectus of Launch One, and will file other documents regarding the proposed transaction with the SEC. This communication is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document that Launch One has filed or may file with the SEC in connection with the proposed transaction. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed transaction will be mailed or made available to stockholders of Launch One as of a record date to be established for voting on the proposed transaction.

Before making any voting or investment decision, investors and stockholders of Launch One are urged to carefully read, when they become available, the entire Registration Statement, the proxy statement/prospectus, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, and the documents incorporated by reference therein, because they will contain important information about Launch One, Minovia, and the proposed transaction. Launch One’s investors and stockholders and other interested persons will also be able to obtain copies of the Registration Statement, the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, other documents filed with the SEC that will be incorporated by reference therein, and all other relevant documents filed with the SEC by Launch One and/or Minovia in connection with the Business Combination, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Launch One or Minovia at the addresses set forth below.

Contact

Minovia Therapeutics Ltd.

Natalie Yivgi Ohana, Co-Founder and CEO

+972-74-7039954

info@minoviatx.com

Launch One Acquisition Corp.

Jurgen van de Vyver

jurgen@launchpad.vc

+1-510-692-9600

Investor Relations

Dave Gentry, CEO

RedChip Companies

+1-407-644-4256

LPAA@redchip.com

Investor Relations

Jules Abraham

Managing Director, Communications

CORE IR

1-917-885-7378

Julesa@coreir.com